THE NORTHQUEST CAPITAL FUND, INC.

Code of Ethics

Pursuant to the requirements of rules 17j-1 and 204A-1 Code of Ethics under the

Investment Company Act of 1940 and in order to protect against certain unlawful acts, practices and courses of business by certain individuals or entities rela-

ted to the NorthQuest Capital Fund, Inc. (the "Fund"), the Fund hereby adopts the following Code of Ethics and procedures for implementing the provisions of the

Code:

    1. As used in this Code of Ethics:

       (i) "Access Person" means a director, officer or advisory person (as defined below) of the Fund;

      (ii) "Advisory person" means any employee of the Fund who, in connection with his/her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions or duties relate to the making of any such recommendation, and any natural person in a control relation-

           ship to the Fund who obtained information concerning recommendations made to the Fund with regard to the purchase or sale of any security.

     (iii) "Affiliated person" has the meaning set forth in Section 2(a)(3) of the Investment Company Act of 1940;

      (iv) "Purchase or sale of a security" includes the writing of an option to purchase or sell a security;

       (v) "Security" has the meaning set forth in Section 3(a)(10) of the

           Securities Exchange act of 1934, as amended;

      (vi) "Portfolio Security" means any security which is being or during the past 5 days has been purchased or sold by the Fund or considered by the Fund for purchase or sale by the Fund; and

     (vii) "Person" means a natural person, partnership, corporation, trust,

           estate, joint venture, business trust, association, cooperative,

           government (or any subdivision, branch or agency thereof) govern-

           mental entity, foundation, or other entity.

    2. No director, officer, employee or other affiliated person or access per-

       son ("covered person"), or any "member of the immediate family" (as de-

       fined in Section 2(a)(19) of the Investment Company Act of 1940) of any

       covered person, shall purchase or sell any security which is a portfolio security, any security convertible into a portfolio security or an option to purchase before or sell after such security, or any security into which a portfolio security is convertible or with respect to which a portfolio security gives its owner an option to purchase or sell such security.

    3. (A) At the end of each quarter, the Fund shall provide each covered person with:

               (i) all Fund "Held" securities. If changes are made to the list of Held securities before the end of a quarter, all covered persons will be sent an updated list of the latest Held

                   securities; and

              (ii) all Fund "Portfolio" securities. If changes are made to the list of Portfolio securities before the end of a quarter, all covered persons will be sent an updated list of the latest

                   Portfolio securities.

       (B) At the end of each quarter, each covered person shall provide the

           Fund's Chief Compliance Officer ("CCO") with a list of the names and amounts of all securities (as defined under Rule 204A-1) owned or held by such person and/or members of his/her immediate family since the end of the previous quarter. The 3rd quarter report will be reported under the heading, "Annual Compliance Report".

NORTHQUEST CAPITAL FUND, INC.

Code of Ethics (Continued)

       (C) At the end of each quarter, each covered person shall provide the

           Fund's CCO all securities transactions (as defined in Rule 204A-1)

           since the end of the previous quarter. Automatic investment plan transactions are exempt as long as transactions do not override the preset schedule or allocations of the plan. If no securities trans-

           actions occurred during this period, no securities transaction report is required. Exchange-Traded Fund ("ETFs") transaction information must also be provided quarterly.

    4. No covered person shall disclose, divulge or communicate to any person

       (other than another covered person), directly or indirectly, any "inside"

       information regarding the Fund and relating to held securities, portfolio securities, Adviser's securities recommendations or any completed or pro-

       posed transactions involving held securities and/or portfolio securities.

    5. The Fund shall require that its investment adviser adopt Codes of Ethics substantially identical to this Code with respect to the Fund's portfolio securities.

    6. When an individual becomes a "covered person", an Initial Holdings Report must be filed with the Fund's CCO.  This report must include all securi-

       ties owned by the individual and immediate family.  The report is requir-

       ed to be current as of a date no more than 45 days prior to the individ-

       ual becoming a "covered person".

    7. (A) Each "covered person" must receive a copy of the Fund's Code of

           Ethics before the end of the 4th quarter of each year.  A written confir-

           mation is required from each "cover person" upon receiving a copy of the Fund's Code of Ethics.

    8. Violations of this Code of Ethics will be documented by the Fund's CCO.

       The CCO will promptly report all violations to the Fund's Board of

       Directors (the "Board").  The Board will review all violations and deter-

       mine if corrective action is necessary.

    9. NQC Access persons must obtain pre-clearance or pre-approval before they directly or indirectly acquire beneficial ownership in any NQC "Held"

       and/or "Portfolio" securities as defined in the NQC code of ethics,

       Initial Public Offerings ("IPOs") or Limited Offerings ("LOs"). A written

       Pre-Clearance Request form must be completed, signed and submitted to the

       CCO for approval. The CCO will respond with either a written Pre-Clear-

       ance Denial or a written Pre-Clearance Approval. If a request is denied another Pre-Clearance Request form can be submitted no sooner than six business days from date of the denied request. A Pre-clearance Approval grants the requesting access person clearance or permission to conduct a specified securities transaction within a specified period of time. An expiration date on the Pre-clearance Approval form indicates when the approval is no longer in effect.

10.  No-Gift Policy:

     NQC has a no-gift policy to avoid any conflict of interests. Therefore NQC and NQC access persons are prohibited from accepting any gifts, entertainment, favors or other forms of consideration from any NorthQuest Capital Fund service providers or potential service providers.

     If a service provider sends a gift to NQC or any access persons of NQC the gift will not be accepted and returned to the sender. If gift cannot be returned via

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NORTHQUEST CAPITAL FUND, INC.

Code of Ethics (Continued)

    the sender’s shipper the gift will be delivered to the NQC Board of Directors.

    The Directors of NQC will determine the best course of action in returning the gift.

       The NQC Board will review all violations and determine if corrective action is necessary.

Board Approved September 13, 2004

Amended May 11, 2007

Amended November 7, 2015

Amended November 14, 2016